UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2019

iConsumer Corp.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10795

Delaware	27-4286597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

73 Greentree Drive, #558 Dover, Delaware (Address of principal executive offices)	19904 (Zip Code)

(888) 546-7980
Registrant’s telephone number, including area code

Series A Non-Voting Preferred Stock
(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “iConsumer” or “the Company” refers to iConsumer Corp.

This report may contain forward-looking statements and information relating to, among other things, the Company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the Company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence

Item 1.

THE COMPANY’S BUSINESS

Overview

The Company was incorporated in 2010 and began operations in 2015. Since founding, it has not undergone any reorganization or acquisitions. Prior to 2016, the Company had negligible revenues. In 2016, the Company began offering consumers the opportunity to learn about the stock market by becoming shareholders in a publicly quoted company. They receive rebates from shopping in the form of equity (Series A Non-Voting Preferred shares) in the Company, in addition to other forms of incentives, including cash rebates, and beginning in December 2017, Bitcoin. On November 12, 2018, the Company ceased offering Bitcoin as a reward mechanism.

In order to have a platform that could comply with U.S. securities regulations, the Company filed an offering statement with the Securities and Exchange Commission (“Commission”) under Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). That offering statement was first qualified in September 2016 and the Company began an offering under Regulation A.   This offering was a continuous offering and remained open through February 13, 2018.

In February 2017 the Company raised the price per share in the offering from $0.045 to $0.09. The Company’s offering statement was requalified by the Commission on February 13, 2017. The offering remained open until February 13, 2018. Under Commission rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend its offering statement annually to update the financial information in the offering circular and to reflect any other changes to its disclosure. The Company failed to amend its offering statement on a timely basis. As a result, that offering statement was no longer available for the Company to make stock awards to members who made purchases after February 13, 2018 and through May 23, 2018, a period during which the Company permitted members to earn stock. Stock awards accrued during that period may not have been exempt from the registration or qualification requirements under federal securities laws, may have been accrued in violation of federal securities laws and may have been subject to rescission. As of December 31, 2017, it had closed on cash investments in that offering from 188 individuals, representing $174,866 of invested capital since the inception of the offering.

On June 13, 2018, the Commission qualified the Company’s offering statement for a new offering under Regulation A. The share price in this offering was raised to $0.15/share. This offering is a continuous offering and remained open as of December 31, 2019. As of December 31, 2019, it had closed on cash investments in that offering from 40 individuals, representing $40,288 of invested capital.

On October 26, 2018 the Commission qualified the Company’s offering statement in connection with a rescission offer under Regulation A. This offering covered stock that may have been earned by members between February 13, 2018 and May 23, 2018. It provided a mechanism for eligible members to, at their option, reverse the transactions that resulted in them earning stock and other rebates during the period in question. Two people took advantage of the rescission offer.

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As of December 31, 2018, the Company had 54,056 members. As of December 31, 2019 the Company had approximately 60,000 members.

The Company applied to the Financial Industry Regulatory Authority (“FINRA”) to obtain a ticker symbol in January 2017 so that the Company’s Series A Non-Voting Preferred shares could be traded on a market. In December 2017 FINRA issued the Company the ticker symbol RWRDP. In March 2018 the first trading of RWRDP occurred on the OTCQB market.

Principal Products and Services

The Company provides its members the opportunity to experience ownership of a company quoted on the over-the-counter market (iConsumer). The Company generates revenue by providing an online shopping portal where the Company’s members can shop at approximately 2,300 participating retailers worldwide. The retailers pay the Company commissions and advertising fees in exchange for members’ shopping. In turn, the Company rebates a portion of its revenues to its members in the form of equity and cash back. From January 1, 2018 through November 12, 2018 members could also earn Bitcoin as a reward for shopping. In 2018 and 2019, revenue from advertising was negligible.

The Company launched its online shopping services to the general public in a testing mode on June 19, 2015. From that date until December 23, 2017, it offered rebates in the form of its equity and cash. On December 23, 2017, the Company transitioned from offering cash rebates to offering Bitcoin rebates. On November 12, 2018, the Company transitioned back to offering cash rebates. It retained the ability to fulfill its cash obligation to a member by remitting Bitcoin instead of cash, at the member’s option. On August 1, 2019 the Company ceased offering cash rebates and began only offering equity rebates. In April, 2020, in response to the coronavirus pandemic, the Company began offering cash rebates in addition to offering equity rebates.

The Incentive Program

The Company provides its members the opportunity to experience the ownership in a company quoted on the over-the-counter market (iConsumer). To facilitate that, consumers are incented to utilize the services of iConsumer to earn rebates and save money via coupons and “deals” whenever they shop at participating retailers. The retailers pay iConsumer for this service, and iConsumer shares those payments with its members as a rebate.

The incentive is delivered as a bundle consisting of one or two components. Consumers receive a portion in the equity of iConsumer – RWRDP – and at times, a portion in cash. The Company only promotes and issues shares (“no-fee shares”) to members during the period when it has an Offering Statement that is qualified by the Commission, such Offering Statement remains qualified, and upon each member’s execution of a subscription agreement, as well as their compliance with other requirements as set out in the Company’s terms of service. The rebate percentage (typically the rebate is a percentage of the purchase amount) is displayed to the user on iConsumer’s site, in its apps, or as a banner on the retailer’s site prior to the user making a purchase.

The rebate percentage varies from retailer to retailer and is set by iConsumer. iConsumer may vary the rebate percentage frequently.

The rebates that are to be delivered as equity are calculated as a percentage of the purchase price, if possible. The price used for this calculation is the price of the stock as set forth in the offering statement that is qualified as of the date of purchase. That price is displayed in the footer of most pages of the iConsumer website. iConsumer may vary the number of shares earned per purchase at its sole discretion.

From December 23, 2017 through November 12, 2018, the rebates that were to be delivered as Bitcoin were typically calculated as a percentage of the purchase price. The price of Bitcoin at 4 p.m. EST on the Gemini Exchange on the date of the purchase transaction was used to calculate the exchange rate between the currency of the purchase transaction and Bitcoin. For purchase transactions that were not reversed (typically due to returns), the Company offered the member the ability to request a transfer of the earned Bitcoin approximately 75 days after the purchase transaction date.

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The Company purchased Bitcoin futures contracts to cover its future needs and to protect it from cryptocurrency volatility, in addition to purchasing Bitcoin. As of December 31, 2018 and December 31, 2019 the Company did not hold any Bitcoin futures contracts. The Company holds approximately one month’s anticipated demand for Bitcoin in a wallet or in an account on an exchange.

As of April 25, 2020, the Company believes it currently holds sufficient Bitcoin to meet anticipated redemption needs through May 30, 2020. Should it have underestimated redemption demand, it will need to purchase additional Bitcoin in the market at market prices.

Until such time as a member requests, and the Company completes, a transfer of Bitcoin to the member’s wallet or exchange account, ownership of the Bitcoin does not pass to the member. The Company does not allocate a specific purchase of Bitcoin to a specific member. The Company’s Bitcoin is an asset of the Company and may be used for any purpose it deems appropriate.

The Company intends to keep Bitcoin purchases at a minimum to reduce security concerns. It may use futures contracts to protect against upward price movements of Bitcoin.

In February 2018 the Company introduced a Bitcoin-based incentive for members to refer new members. The incentive had two components. First, a fixed amount of Bitcoin was awarded upon the shopping activity of the recruited member. Second, the referring member earned Bitcoin equal to 5% of the referred member’s earned Bitcoin from shopping, for as long as the referring and referred members remained active on the iConsumer platform (by making purchases through iConsumer’s platform). Like all incentives the Company offers, these terms may be changed or withdrawn at any time, in the Company’s sole discretion, prospectively.  It terminated that incentive in the second quarter of 2018.

An example (incentives change frequently, and are subject to a current Offering Statement) follows:

Jody learns about iConsumer from her friend George. When Jody becomes an iConsumer member and makes her first purchase from a participating retailer, iConsumer awards her and George 100 shares of equity. She will also earn a cash rebate.

After approximately 75 days have passed (to allow for returns, processing, and payment), Jody may instruct iConsumer to transfer her shares to the transfer agent.

As of December 31, 2019, iConsumer had issued and transferred 5,230,016 shares to approximately 2,669 shareholders due to their shopping and referral activity.

Market

The Company’s target market encompasses all online shoppers, with the target generally being those shoppers located in the United States. With the transition from cash rebates to Bitcoin rebates, the Company expanded its potential market worldwide. By transitioning back to cash rebates from Bitcoin rebates, while retaining Bitcoin-based fulfillment of any cash obligation, the Company retained the ability to appeal to users outside the United States. The transition to solely equity rebates in August, 2019 reduced the Company’s appeal outside of the United States. While the Company has no direct competitors utilizing equity ownership as an incentive, the Company’s indirect competitors include companies that offer cash back or frequent flyer miles or points as incentives for their shopping behavior. Those indirect competitors estimate that they have nearly 100 million global users, and those shoppers located in the United States are the target of the Company’s marketing efforts.

The Company uses social media, PR, display and other forms of paid and unpaid advertising to attract new members to its site. The marketing strategy includes “influencers” such as bloggers, writers, and other outlets reachable through social media and public relations. The Company uses its own members to spread the word about the advantages of the Company’s offering.

A further source of potential customers is the people who have expressed interest in the Company’s offering of shares through its offering under Regulation A.

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Competition

The Company’s indirect competitors include eBates / Rakuten, Shopathome, RetailMeNot, MyPoints, CouponCabin, Brads Deals, and swagbucks. iConsumer offers the same ability to save money shopping by offering coupons but differentiates itself by additionally offering its members the ability to earn ownership in the Company through the acquisition of shares. This further incentivizes members to prefer iConsumer’s offering and to encourage their friends to do the same.

Participating Merchants

Through an agreement with Outsourced Site Services, LLC (“OSS”), an affiliated company, iConsumer represents approximately 2,300 retailers, providing cash back and equity back and coupon-based savings to consumers when they shop at these retailers. OSS personnel are responsible for attracting and maintaining those relationships. iConsumer pays OSS a fee based on revenues for this service. OSS provides similar services to iGive.com Holdings, LLC, an affiliated company.

Research and Development

The Company is licensing technology developed by its affiliate OSS and has not yet made any expenditures on research and development.

Employees

The Company has no directly paid employees. Its management and operations are provided by the affiliated company OSS, as described in “Interest of Management and Others in Certain Transactions.”

Intellectual Property

iConsumer has a copyright on its web site, applications, and other computer software. It has received trademark registrations for iConsumer, the logo, and related marks. The technology upon which the Company is relying for its operations is owned by OSS, and licensed to iConsumer.

Litigation

The Company is not involved in any litigation.

The Company’s Property

The Company does not own any real estate or significant real assets. The Company owns, to the extent permitted by law and end-user agreements, the data generated by its members, and about its members. The cost of creating this data is reflected as expenses in the Company’s financial statements. The value of these assets is not reflected in the financial statements.

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Item 2.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in Item 7 of this report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Unless otherwise indicated, latest results discussed below are as of December 31, 2019.

The Company is in an early stage of development. Operations prior to January 2016 produced minimal revenues.

The Company earns revenues through offering advertising on its website, its member-focused emails, alerts and notifications in its apps, and primarily through agreements with customers (primarily retailers) for web traffic and sales referred through the iConsumer.com website and apps (commission revenue).

The Company recognizes contract revenue in accordance with FASB ASC 606. For other revenues, it only recognizes revenue when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured. Revenues from advertising were negligible in 2018 and 2019.

The Company “marks to market” its unhedged Bitcoin assets and liabilities, in accordance with FASB ASC 820. It utilized the closing price of Bitcoin on the Gemini Bitcoin Exchange on December 31, 2019. The Company has unhedged Bitcoin liabilities resulting from providing member Bitcoin back rebates in prior periods. The resulting gain or loss on that liability is reported separately as unrealized gain or loss.

Beginning in June 2015, the Company began to earn commission revenue by directing members to participating retailers. Measurable revenue from operations began in January 2016.

Starting in the third quarter of 2016 and continuing throughout 2019, the Company launched improved generations of its mobile apps for Apple IOS and Android. It also launched updated versions of the iConsumer Button for Chrome, Safari, Firefox, and Internet Explorer. Regular releases of the apps and the Button have occurred during that time. These technologies are provided under the license agreement with OSS, outlined more fully below.

In order to have a platform that could comply with U.S. securities regulations, the Company filed an offering statement with the Commission under Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). That offering statement was first qualified in September 2016 and the Company began an offering under Regulation A. It began issuing and transferring shares of its Series A Non-Voting Preferred Stock to its members and selling equity for cash.

During the first quarter of 2017, the Company increased the offering price of the Series A Non-Voting Preferred Stock to $0.09 per share. The Company officially announced that it was leaving its “beta testing” phase in February, and commenced full operating mode. The Company began advertising heavily to build its membership base, and its base of potential cash investors. The Company’s offering statement was requalified by the Commission on February 13, 2017 and was a continuous offering. The offering remained open until February 13, 2018. Under Commission rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend its offering statement annually to update the financial information in the offering circular and to reflect any other changes to its disclosure. The Company failed to amend its offering statement on a timely basis. As a result, that offering statement was no longer available for the Company to make stock awards to members who made purchases after February 13, 2018 and through May 23, 2018, a period during which the Company permitted members to earn stock. Stock awards accrued during that period may not have been exempt from the registration or qualification requirements under federal securities laws, may have been accrued in violation of federal securities laws and may have been subject to rescission.

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The Company filed a Form 1-Z to notify the closing of the Regulation A offering in May 2017, to comply with the instructions of the Financial Industry Regulatory Authority (“FINRA”), in order to commence the process of applying for quotation of its Series A Non-Voting Preferred Stock on the OTCQB market. That 1-Z filing was later withdrawn. At the time of the filing, the Company had approximately 2,600 shareholders, and had raised approximately $148,500 from cash investors.

The Company launched an offering of convertible debt under Rule 506(c) of Regulation D promulgated under the Securities Act in September 2017. As of December 31, 2017, the Company had raised $154,721 in that offering and did not sell any convertible debt in 2018 or 2019. See “—Liquidity and Capital Resources.”

The Company filed a new offering statement on Form 1-A for its second Regulation A offering on January 29, 2018. The offering price for its Series A Non-Voting Preferred Stock changed to $0.15 per share under this filing. On June 13, 2018 the Commission qualified the Company’s offering statement. On June 14, the Company began awarding shares again. This offering is a continuous offering and remained open as of December 31, 2019. As of December 31, 2019, it had closed on cash investments in that offering from 732 individuals, representing $257,506 of invested capital.

On February 13, 2018 the previously qualified offering that allowed the Company to offer and issue shares expired. The Company’s terms and conditions for audience members stated that in the event the Company did not have a qualified offering, the Company was not obligated or able to award shares. The Commission took the position that Company was still offering shares after February 14, 2018. On June 8, 2018 the Company filed a Form 1-A offering statement to make a rescission offer under Regulation A, offering to rescind the bundle of shares and Bitcoin awarded to members between February 13, 2018 and May 24, 2018. On October 26, 2018 the Commission qualified that rescission offering. The rescission offer was completed December 6, 2018. Two persons accepted the offer.

The Company’s revenues were negatively impacted during May 2018 and June 2018 by its inability to offer its equity as a reward. Subsequent to June, the Company’s revenues returned to their pre-May 24, 2018 levels.

The Company completed its testing of widely varying member incentives in January 2018. The primary factors affecting gross income (revenue) are the number of users of the Company’s services (members), the amount each member spends, and the commission rates paid by participating retailers. By adjusting the percentage of the gross income and/or equity shared with the member in the form of rebates, the Company can affect the amount of gross income earned. Generally, the higher the percentage, the more likely a member will make a transaction that generates revenue.

On December 23, 2017, the Company transitioned from providing rebates in the form of cash to providing rebates in the form of Bitcoin. On November 12, 2018 the Company transitioned back to providing rebates in the form of cash, while retaining the ability to provide fulfillment of the cash owed as a rebate via remitting Bitcoin, at the member’s option.

The Company must update its currently open offering at least once yearly and the Commission must re-qualify it for it to remain open and effective. Among other things, an open and qualified offering allows the Company to offer its equity as an incentive. On June 13, 2019, the SEC requalified the Company’s offering statement. The requalified offering eliminated the option for a cash investor to use Bitcoin in lieu of cash.

On August 1, 2019 the Company transitioned to providing newly earned rebates solely in the form of the Company’s equity. As part of that transition, it changed the offering price of its Series A Non-Voting Preferred Stock to $0.18 per share.

In March, 2020, subsequent to the date of the financial statements referenced herein, the coronavirus pandemic began to affect the Company’s operations. In April, 2020 the Company responded, in part, by reinstituting cash back rebates, in addition to continuing equity back rebates. Other responses included, but were not limited to, reducing or changing marketing expenditures, eliminating travel, and reducing most other expenses. The Company will be taking whatever other steps it can identify to weather this storm. Those steps may not be sufficient to allow the Company to survive. The Company believes that pandemic-related social distancing will increase the pressure to shop from home and thus could benefit it.

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The Company’s revenues have begun to increase, as has the rate of new member acquisition, as a result of the changes it has made in response to the pandemic. The Company estimates that the reduction in the net cash generated by each transaction will require the Company to increase its revenues by twenty-fold in order to keep its net cash generated from transactions at pre-pandemic levels.

In order to support quotation on the OTCQB market, on January 12, 2018 the Company amended the liquidation preference for the Series A Non-Voting Preferred Stock by consent of the holders of a majority of the Common Stock and Series A Non- Voting Preferred Stock. The amendment reaffirmed that shareholders of record as of January 12, 2018 had a liquidation preference equal to the Original Issue Price of their shares and that subsequent holders of the stock will not have a liquidation preference.

Additionally, the amended language eliminated the liquidation preference for shareholders who acquire their shares subsequent to January 12, 2018.

Gross profit is gross income less the direct costs of that income (i.e., rebates). Rebates may have cash (including Bitcoin when applicable) and non-cash components. The non-cash component reflects the estimated fair value, as reflected in the most current offering circular, of the preferred stock to be transferred to the member as the earned rebate. The Company focuses on the cash component of its gross profit as the best indicator of results.

As of a result of the August 1, 2019 transition to rebates being solely in the form of the Company’s equity, the Company had prospectively eliminated the cash component of its cost of revenue. The return to cash back rebates subsequent to the financial statements included herein will result in the cash component of its cost of revenue also returning.

The amount spent on marketing is likely to be larger in relation to the number of members in the earlier days of operations, decreasing as the number of members grows.

The technology used by iConsumer to operate its website is licensed from OSS, where it has been used for 21 years for the operations of iGive, a business that caters to online shoppers who are interested in helping non-profits. iConsumer receives services from OSS, which include hosting, servers, support, internet connectivity, and interconnections with retailers. OSS also provides marketing, management, and accounting services. OSS also employs and compensates Robert Grosshandler, Kimberly Logan, and Sanford Schleicher, all of whom are key to the Company’s successful operation.

These services are provided pursuant to an Amended and Restated Software License and Services Agreement dated May 25, 2016, between OSS and the Company (the “License Agreement”). The provisions of the License Agreement with OSS will significantly affect the Company’s financial results. Under the License Agreement, the Company pays 20% of its gross revenue to OSS. The License Agreement provides that in the event the Company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the Company will pay 5% of its gross revenues to OSS, which would likely change the Company’s gross margins and profitability. In the event the Company decides to provide for itself the support services provided by OSS, the Company’s gross margins and profitability are likely to change, and the current results of operations may not be indicative of what they would be if the Company provided for its own support services.

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Results of Operations

Twelve Months ended December 31, 2018 Compared to Twelve Months ended December 31, 2019

Revenues for the twelve months ended December 31, 2019 were $177,791, an increase from revenues of $171,132 in the same period in 2018, reflecting the effects of increasing the equity reward percentage while reducing the cash back and Bitcoin incentives paid as a percentage of sales. It also reflected the reduction in the market value of and interest in Bitcoin. Reducing the percentage reduces the incentive for users to shop. Additionally, the Company was significantly impacted by its inability to offer its main incentive – ownership in iConsumer —for one third of 2018. Revenues were primarily composed of commissions from retailers.

A portion of the Company’s expenses were in the form of preferred stock, a non-cash item. The stock was valued at $0.045 per share for stock earned through February 11, 2017, $0.09 per share between February 12, 2017 and June 13, 2018, $0.15 per share between June 14, 2018 and July 31, 2019 and $0.18 per share thereafter. The value reflects the price paid by third party purchasers in the Regulation A offering.

A portion of the Company’s expenses were in the form of Bitcoin, a cryptocurrency. Bitcoin was valued as of the day the expense was incurred, based upon the closing price for that day on the Gemini Bitcoin Exchange.

The Company’s cost of revenues for 2019 amounted to $237,431, compared to $282,041 in 2018. Cost of revenues for 2019 included $178,515 in preferred stock, a decrease from $226,718 in 2018.

Operating expenses were $447,201 in 2019, compared to $313,691 in 2018. The primary components of operating expenses were as follows:

•	Marketing expense increased to $236,614 from $98,273, reflecting the Company’s increased marketing efforts. The member stock awards included as a marketing expense – a non-cash item (primarily rewards for joining and referring other shoppers) — were $93,269, an increase from $43,369 in 2018. The Advertising and Promotion expense was $143,345, an increase from $54,904 in 2018. Marketing expense did not include expenses related to the Company’s offering under Regulation A. Expenses related to the offering were capitalized to prepaid expenses and are charged against shareholders’ equity when the offering is closed.

•	Fees to OSS were $35,558 in 2019, an increase from fees of $ 34,226 in 2018. This reflected the increase in gross income. This affiliated company (owned by Mr. Grosshandler) provides most of the services needed to operate iConsumer. Most specifically, the overheads of creating member-oriented marketing campaigns and the overhead of managing the network of approximately 2,300 retailers are borne by OSS. Additionally, all of the costs of developing and operating the technology are the responsibility of OSS. In accordance with the agreement with OSS, the expense is calculated as 20% of gross revenues. If iConsumer was not using OSS to provide these services, the results of its operations might be significantly different.

•	Legal fees for 2019 were $10,861, compared to $70,021 in 2018, primarily as a result of reduced regulatory requirements.

•	Accounting fees were $38,900 in 2019, compared to $49,125 in 2018.

•	Stock issuance fees increased from $19,768 in 2018 to $34,431 in 2019, primarily due to increases in the number of members requesting the issuance and transfer of their stock, plus an increase in the price per issuance from our transfer agent.

Other expenses included the unrealized loss on the BTC iConsumer owes to members. iConsumer marked to market its BTC liability as of December 31, 2019.

As a result of the foregoing factors, the Company recorded a net loss of $506,841 in 2019, compared to a net loss of $424,600 in 2018.

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Liquidity and Capital Resources

As of the date of this report, iConsumer has a low level of liquid assets. The Company is completely dependent on the proceeds from a continuing offering of equity securities under Regulation A and support from affiliated companies to execute its plan of operations. In September 2016, the Company commenced its offering under Regulation A. It offered up to $2,000,000 of its Series A Non-Voting Preferred Stock at a price of $0.045 per share, subsequently raised to $0.09 per share. The Company received $20,341 in cash from the sale of its preferred securities in the Regulation A offering in 2017, including $7,000 in cash that was a receivable at the end of 2016. The Company received $1,222 in cash from the sale of its preferred securities in 2018 at $0.09 per share, and $40,288 at $0.15 per share. In September 2017, the Company commenced a private placement under Rule 506(c) of Regulation D of up to $2,000,000 aggregate principal amount of 8% Convertible Promissory Notes due 2020, convertible into shares of its Series A Non-Voting Preferred Stock, at the holder’s option, at a price of $0.075 per share. As of December 31, 2019 the Company had raised no additional amounts under that offering. The Company has no debt, other than the Convertible Promissory Notes, outside of its obligations to remit earned cash back to members when due, and no obligations to make any capital expenditures. The Company has no bank lines or other financing arranged. The Company currently has an offering statement qualified under Regulation A for the sale of its preferred securities.

The Company has, or will, apply for various pandemic-related loans and grants offered by the U.S government. The Company does not expect that, if it receives any such loans or grants, they will be sufficient to allow “business as usual”.

Rescission Offer

Under Commission rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend its offering statement annually to update the financial information in the offering circular and to reflect any other changes to its disclosure. The Company failed to amend its offering statement (Commission File No. 24-10480) that was re-qualified by the Commission on February 13, 2017 on a timely basis. As a result, that offering statement was no longer available for the Company to make stock awards to members who made purchases after February 13, 2018 and through May 23, 2018. We permitted members to earn stock awards from February 14, 2018 until May 23, 2018. Stock awards accrued during that period may not have been exempt from the registration or qualification requirements under federal securities laws, may have been accrued in violation of federal securities laws and may be subject to rescission.

On October 27, 2018, the Company commenced a rescission offer under Regulation A to 2,020 persons who had award transactions during that period. The rescission offer was open until December 6, 2018. It provided a mechanism for eligible members to, at their option, reverse the transactions that resulted in them earning stock and other rebates during the period in question. Two persons accepted the rescission offer for 1,824 shares, and the reversal of $48 in Bitcoin. The company is awaiting executed documentation from the rescinding members to complete the transactions. It had no material effect on 2018 or 2019 results.

Trend Information

The following information was prepared before the coronavirus pandemic in March, 2020. The Company believes that the pandemic will exacerbate the trends outlined herein.

The Company is reliant on the economic trends affecting online shopping in the United States. The addition of Bitcoin-based rebates made the Company increasingly subject to worldwide economic trends affecting online shopping. The cessation of offering Bitcoin-based rebates in November, 2018 reduced the influence of worldwide shopping trends. The migration of retail shopping from physical locations to the internet continues and is expected to continue into the foreseeable future. The Company believes that this trend is positively affecting its growth.

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Amazon continues to enjoy a significant share of that online retail growth. The Company has a relationship with Amazon, but the revenues from that relationship are negligible. Should the Company succeed in increasing the share of its revenues from Amazon, the Company would have increased customer concentration risk.

Retailers that rely primarily on physical locations are under significant economic pressure. Many of them are going through or will go through bankruptcy proceedings. The Company has relationships with some of those retailers. The Company will be negatively affected to a greater or lesser degree by retailer defaults. Mitigating that trend is the fact that their customers are migrating to companies with which the Company already does business.

The credit risk associated with retailer bankruptcies is mitigated in two ways. First, the Company’s service providers monitor those risks, and seek deposits and advance payments from retailers they deem risky. Second, the Company does not owe rebates to its members unless the revenues those rebates are calculated upon are received.

The Company utilizes online advertising to attract new members. Online advertising continues to grow as a percentage of the advertising market. The cost of the Company’s advertising is subject to change, both up and down, depending on the state of the advertising market.

The addition of Bitcoin-based rebates subjected the Company to advertising risks. Many advertising outlets do not allow advertisements promoting Bitcoin or other cryptocurrencies. This limited the Company’s advertising options, and may result in higher advertising costs. The Company ceased offering Bitcoin-based rebates in November, 2018, but certain advertising outlets may be slow in acknowledging that change.

Consumers’ internet use, and especially mobile internet use, continues to grow. The Company believes this increase can result in more member growth. Navigating the transition from desktop to mobile internet use presents challenges for the Company. The Company utilizes technology partners that continue to invest heavily in platforms that are intended to make the Company’s offerings attractive to existing members and prospective members who use the internet from mobile devices.

The cost and difficulty of hiring or retaining qualified employees continues to increase. While the Company does not have any direct employees, it is dependent on its service partners’ abilities to attract and retain employees. The Company believes that its ability to operate virtually will help to mitigate the increased employee challenge.

The Company’s ability to raise money is affected by the stock market, and in particular, the acceptance of companies using Regulation A as amended under the 2012 JOBS Act.

The alternative markets (e.g. OTC) continue to revise their standards for quotation. Those revisions may make it harder or more expensive for the Company to obtain or maintain a market for its securities.

The adoption of new mobile wireless technologies such as 4G and soon, 5G, continue to make mobile usage of the Company’s offerings more likely.

Alternative blockchain-based competitors are beginning to appear in non-U.S. markets. The Company expects blockchain-based competitors, including eBates / Rakuten, to enter the U.S. market at some point.

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Item 3.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The Company’s officers and directors are as follows. All are occupied full-time on the Company’s business, but are employed by an affiliate of the Company as described in “The Company’s Business – Employees.” The Company does not currently employ any “significant employees” as defined by the Commission.

Name	Position	Age	Term of office
Executive officers
Robert N. Grosshandler	President	64	Indefinitely from December 2010
Sanford David Schleicher	Chief Technology Officer	52	Indefinitely from April 2015

Director
Robert Grosshandler		64	Since December 2010

Robert N. Grosshandler, President

Robert Grosshandler has been President of the Company since its inception. In 1997, he founded iGive.com, a company that helps consumers raise money for charities by shopping online. He founded iGive and has acted as CEO of iGive from that date to the present. iGive today helps 350,000 consumers contribute to 35,000 charities. He is also founder and CEO of OSS. Between 1976 and 1981 Mr. Grosshandler participated in real estate and industrial workouts. In 1981, he co-founded The SOFTA Group, Inc., which grew to 160 employees when it was sold in 1993.In 1995 he founded and sold a company to a West Coast integrated circuit manufacturer.

Sanford Schleicher, Chief Technology Officer

Mr. Schleicher is Chief Technology Officer, which position he has held since April 2015 and in that capacity he oversees engineering, production and development. From 2009 to the present date he was the Chief Technology Officer of iGive and OSS. As CTO, he is responsible for all technology R&D as well as platform operations. Prior to joining iGive.com, Mr. Schleicher was Director of Engineering of Onebox Solutions, and before that Director of Research and Development of Call Sciences which he joined in early 2001, when Call Sciences purchased Vocal Link, a company Mr. Schleicher co-founded in 1997. Prior to Vocal Link, he worked at Quantra Corporation. Previous professional experience includes Baxter Healthcare Inc. and Price Waterhouse. Mr. Schleicher holds an Engineering Degree in Computer Science from the University of Illinois in Champaign/Urbana.

Compensation of Directors and Executive Officers

iConsumer has not yet paid or agreed to pay its officers or directors. Currently, Mr. Grosshandler, and Mr. Schleicher are compensated by OSS and their services are provided to iConsumer under the License Agreement. See Item 5 of this report, “Interest of Management and Others in Certain Transactions.”

In the future the Company will have to pay its officers, directors and other employees, which will impact the Company’s financial condition and results of operations, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company may choose to establish an equity compensation plan for its management and other employees in the future.

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Item 4.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of December 31, 2019, the securities of the Company that are owned by executive officers and directors, and other persons holding more than 10% of the Company’s voting securities, or having the right to acquire those securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Robert N. Grosshandler 2724 Simpson Street Evanston, IL 60201	100,000,000 Direct ownership	N/A	100%
Series A Non-Voting Preferred Stock	Robert N. Grosshandler 2724 Simpson Street Evanston, IL 60201	39,000,000 Direct ownership; Mr. Grosshandler disclaims beneficial ownership of shares held by family members	N/A	35.6%
Series A Non-Voting Preferred Stock	Sanford D. Schleicher 2724 Simpson Street Evanston, IL 60201	12,000,000 Direct ownership; 4,000,000 Dehne Trust #1 beneficial ownership; 4,000,000 Dehne Trust #2 beneficial ownership	N/A	18.3%

Item 5.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Software License and Services Agreement with Outsourced Site Services

The technology used by iConsumer to operate its website is licensed from OSS, where it has been used for 20 years for the operations of iGive, a business that caters to online shoppers who are interested in helping non-profits. iConsumer receives services from OSS, which include hosting, servers, support, internet connectivity, and interconnections with retailers. OSS also provides marketing, management, and accounting services. OSS also employs Robert Grosshandler, and Sanford Schleicher.

These services are provided pursuant to the License Agreement. Under the License Agreement, the Company pays 20% of its gross revenue to OSS. The License Agreement provides that in the event the Company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the Company will pay 5% of its gross revenues to OSS.  Both iGive and OSS are 100% owned by Robert Grosshandler.

Item 6.

OTHER INFORMATION

Not applicable.

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Item 7.

FINANCIAL STATEMENTS

iCONSUMER CORP.

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2019 AND DECEMBER 31, 2018

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INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

iConsumer Corp.

Evanston, Illinois

Report on the Financial Statements

We have audited the accompanying financial statements of iConsumer Corp., which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free for material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risk of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iConsumer Corp., as of December 31, 2019 and 2018, and the results of its operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has not generated significant revenues or profits since inception, and has sustained net losses of $506,841 and $424,600 for the years ended December 31, 2019 and 2018, respectively. Those conditions raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ Wipfli LLP

April 29, 2020
Minneapolis, MN

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iConsumer Corp.

BALANCE SHEETS

December 31, 2019 and December 31, 2018

	12/31/2019	12/31/2018
ASSETS
Current Assets
Accounts Receivable	$11,543	$9,363
Due from Escrow Agents	358	1,758
Bitcoin	991	632
Prepaid Expenses	5,839	12,333
Total Current Assets	18,731	24,087
TOTAL ASSETS	$18,731	$24,087
LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$134,897	$71,213
Checks Written in Excess of Cash	31,805	26,617
Member Bitcoin Payable	54,798	31,801
Convertible Notes Payable, Net	127,533	107,853
Member Cash Back Payable	127,211	122,579
Total Current Liabilities	476,244	252,209
Non-Current Liabilities
Convertible Notes Payable	11,000	107,853
Due to Related Parties	338,535	268,489
Total Non-Current Liabilities	349,535	376,342
Total Liabilities	825,779	628,551
Stockholders' Equity (Deficit)
Paid in Capital	1,783,390	1,480,141
Retained Earnings (Deficit)	(2,799,952)	(2,293,111)
Common Stock 150,000,000 authorized, $0.001 par, 100,000,000 issued and outstanding at December 31, 2019 and December 31, 2018	100,000	100,000
Series A Non-Voting Preferred Stock 250,000,000 authorized, $0.001 par, 109,513,701 and 108,505,206 issued & outstanding at December 31, 2019 and December 31, 2018	109,514	108,505

Total Equity (Deficit)	(807,048)	(604,465)
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)	$18,731	$24,087

The accompanying notes are an integral part of these financial statements.

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iConsumer Corp.

STATEMENTS OF OPERATIONS

For years ending December 31, 2019 and December 31, 2018

	12/31/2019	12/31/2018
Revenues:
Commissions from Merchants	$167,507	$167,474
Miscellaneous Income	10,284	3,658
Total Revenues	177,791	171,132
Cost of Revenue
Member Cash Back Rebate	58,788	31,826
Member Bitcoin Back Rebate	128	23,497
Member Stock Back Rebate	178,515	226,718
Total Cost of Revenue	237,431	282,041
Gross Profit (Loss)	(59,640)	(110,909)
Operating Expenses
Accounting	38,900	49,125
Interest Expense	42,966	38,268
Legal Fees	10,861	70,021
Marketing
Member Stock Awards	93,269	43,369
Advertising & Promotion	143,345	54,904
Membership Expenses	1,003	1,010
Trade Show Expense	14,200	-
OSS Service Fee, a related party	35,558	34,226
Other Professional Fees	7,395	3,000
Stock Issuance Fees	34,431	19,768
Loss on unhedged BTC	25,273	-
Total Operating Expenses	447,201	313,691
Net Loss	$(506,841)	$(424,600)

The accompanying notes are an integral part of these financial statements.

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iConsumer Corp.

STATEMENTS OF CASH FLOWS

For years ending December 31, 2019 and December 31, 2018

	12/31/2019	12/31/2018
OPERATING ACTIVITIES
Net Loss	$(506,841)	$(424,600)
Adjustments to reconcile Net Loss to net cash provided by operations:
Shares Earned by Members	271,784	270,087
Non-Cash Interest Expense	29,563	24,964
Changes in Operating Asset & Liabilities
Bitcoin	(359)	(632)
Accounts Receivable	(2,180)	6,960
Accounts Payable	63,685	60,715
Prepaid Expenses	6,495	833
Member Cash Back Payable	4,632	(56,245)
Member Bitcoin Payable	22,996	30,411
Net cash used in Operating Activities	(110,225)	(87,507)
FINANCING ACTIVITIES
Proceeds from Issuance of Convertible Notes Payable	1,117	10,396
Increase in Receivable from Escrow Agency	1,401	785
Checks Written in Excess of Cash	5,188	(16,978)
Increase in Due to Related Party	70,045	43,138
Proceeds from Issuance of Preferred Stock	32,474	50,166
Net cash provided by Financing Activities	110,225	87,507
Net cash increase (decrease) for period	-	-
Cash at beginning of period	-	-
Cash at end of period	$0	$0

The accompanying notes are an integral part of these financial statements.

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STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

For years ending December 31, 2019 and December 31, 2018

					Additional		Total
	Common Stock		Preferred Stock		Paid-In		Stockholder's
	Number of	Amount	Number of	Amount	Capital	Accumulated	Equity
	Shares	Par .001	Shares	Par .001	(Deficit)	Deficit	(Deficit)

Balance at December 31, 2017 (audited)	100,000,000	$100,000	107,282,913	$107,283	$1,125,811	$(1,868,511)	$(535,417)

Stock Distributed to Investors			326,239	$326	$49,839		$50,165
Stock Distributed to Members			896,053	$896	($896)		$0
Stock Earned by Members					$270,087		$270,087
Recognition of Beneficial Feature Related to Convertible Notes					$35,300		$35,300
Net Loss						$(424,600)	($424,600)
Balance at December 31, 2018 (audited)	100,000,000	$100,000	108,505,205	$108,505	$1,480,141	$(2,293,111)	$(604,465)

Stock Distributed to Investors			193,647	$194	$32,280		$32,474
Stock Distributed to Members			814,848	$815	($815)		$0
Stock Earned by Members					$271,784		$271,784
Net Loss						$(506,841)	$(506,841)
Balance at December 31, 2019 (Audited)	100,000,000	$100,000	109,513,700	$109,514	$1,783,390	$(2,799,952)	$(807,048)

The accompanying notes are an integral part of these financial statements.

19

iConsumer Corp.

NOTES TO THE FINANCIAL STATEMENTS

For the Years Ended December 31, 2019 and 2018

NOTE 1: NATURE OF OPERATIONS

iConsumer Corp. (the “Company”), is a corporation organized December 16, 2010 under the laws of Delaware.   The Company was formed to provide money saving services to consumers through a website that is designed to be searchable and discoverable by Google.  On June 19, 2015 it began “test the waters” operations to determine product and service viability for a new service aimed at providing consumers cash back rebates based upon their shopping at participating retailers.  As of December 31, 2015, it had not generated significant revenue.

Measurable revenue from operations began in January 2016. The Company’s revenues varied significantly each month during 2016 as it refined its marketing and promotional offers. In the years preceding the commencement of its principal operations, the Company actively provided the service of directing web traffic to iGive.com, primarily aimed at Google and other search engines.

Through June 19th, 2015, the Company’s activities consisted of formation activities and preparations to raise additional capital as described in Note 6.  These activities continued through 2015. In 2016, the Company’s offering statement was qualified by the Securities and Exchange Commission (“SEC”) under Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Company became fully operational.

The Company’s Regulation A offering statement was re-qualified by the SEC in February 2017, reflecting the change of the stock price from $.045 per share to $.09 per share. To comply with the Financial Industry Regulatory Authority’s (“FINRA”) instructions, the Company filed a Form 1-Z to notify the closing of the Regulation A offering in May 2017. FINRA required this in order for the Company to commence the process of applying for quotation of its Series A Non-Voting Preferred Stock on the OTCQB market. That 1-Z filing was later withdrawn. Under SEC rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend its offering statement annually to update the financial information in the offering circular and to reflect any other changes to its disclosure. The Company failed to amend its offering statement (SEC File No. 24-10480) that was re-qualified by the SEC on February 13, 2017 on a timely basis. From May 2017 until June 13, 2018, the Company did not issue any shares under a Regulation A offering statement.

On June 13, 2018, the SEC qualified the Company’s offering statement for a new offering under Regulation A. The share price in this offering was raised to $.15/share. On June 13, 2019 the SEC requalified the Company’s offering statement under Regulation A. On August 1, 2019 the offering price was changed to $.18 per share and the minimum investment was changed to $1,000 for cash investors.

On October 2, 2019 the Company changed the minimum investment amount to $10,000 for non-iConsumer members, and $180 for iConsumer members.

This offering is a continuous offering and remained open as of April 28, 2020.

On October 26, 2018 the SEC qualified the Company’s offering statement in connection with a rescission offer under Regulation A. This offering covered stock that may have been earned by members between February 13, 2018 and May 23, 2018. It provided a mechanism for eligible members to, at their option, reverse the transactions that resulted in them earning stock and other rebates during the period in question. The rescission offer was open from October 27, 2018 until December 6, 2018. Two members took advantage of the rescission offer for 1,824 shares and the reversal of $48 in Bitcoin. The company is awaiting executed documentation from the members to complete the transactions.

The Company received a ticker symbol from FINRA in December 2017. The Company made application to The Depository Trust Corporation (DTC) in January to facilitate the electronic transfer of its stock. The first trade of RWRDP occurred in March 2018. The Company’s stock is highly illiquid, and likely to remain so for the foreseeable future.

Between December, 2017 and November, 2018, the Company offered rebates in the form of cash, the Company’s traded equity (RWRDP), and Bitcoin. Before that, and through August 1, 2019 the Company offered rebates in the form of cash and RWRDP. On August 1, 2019 the Company began to offer only RWRDP as a rebate.

The Company is dependent upon additional capital resources for the continuation of its planned principal operations and is subject to significant risks and uncertainties including failing to secure additional funding to fully operationalize the Company’s planned operations.

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NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP) and Article 8 of Regulation S-X of the rules and regulations of the SEC.

The Company adopted the calendar year as its basis of reporting.

Adoption of New Accounting Standards

On January 1, 2018, the Company adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets. For periods before January 1, 2018, the Company recognized revenue in conformance with ASC 605. Due to the nature of the Company’s business (it is an agent for its customers and it only recognized revenue after any and all performance obligations were complete) there was no effect of adopting ASC 606 on prior periods.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents

Cash equivalents can include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions.  There are no allowances for doubtful accounts established as of December 31, 2019 or December 31, 2018.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000. No property or equipment has been recorded as of December 31, 2019 or December 31, 2018.

Revenue Recognition

The Company earns revenues through commissions, royalties, and advertising on its website, its mobile apps, and browser add-ons. The Company recognized revenue in accordance with FASB ASC 605 through December 31, 2017, only when the price was fixed or determinable, persuasive evidence of an arrangement existed, the services had been provided, and collectability was assured.  Significant revenues began being recognized beginning in the year ended December 31, 2016 and continued through December 31, 2017.

Effective January 1, 2018, the Company recognizes revenue in accordance with FASB ASC 606. As a public business entity as defined by FASB, we are required to disclose revenue disaggregated according to the timing of transfer of goods or services. We are required to provide qualitative information about how economic factors affect our revenue and cash flows. We disclose certain details about contracts, including performance obligations. We disclose judgments made in evaluating revenue. We continue to only recognize non-contract revenue when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured

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Contracts, Revenue Disaggregation, Performance Obligations, Transaction Price, Allocation, Timing, Principal vs. Agent, Risk Concentration, and Significant Judgments

Contracts

The Company primarily receives commission revenue from approximately 2,400 U.S.-based online retailers (the Company’s customers) in exchange for the Company assisting those retailers in making sales to the retailers’ customers and prospective customers located primarily in the United States. Contracts generally take one of three forms. A master contract with transaction aggregators (e.g. Commission Junction, Linkshare / Rakuten, PHG). The transaction aggregator provides the Company with opportunities with retailers. That contract is “opt-in”. That is, simply by using their services the Company agrees to a set of policies and procedures. Second, a direct contract with the retailer (e.g. Amazon). And third, oral contracts. All of these contracts are generally cancellable at will by either party. There may or may not be a notice provision. A non-material number of customers and members are located outside the United States.

The contracts generally provide for mechanisms to simply change the terms of a particular offer, typically commission rates, affected SKUs, and timing.

The Company does not have revenue generating contracts with its members.

Disaggregation

There is no material basis upon which to disaggregate 92% of the Company’s revenue. The Company does not find that disaggregating by customer location, line of business, customer size, contract length, a customer’s contracts with its customers, timing of transfer, or sales channel is possible, or if possible, material.

The number and small relative size of each customer makes such analysis moot.

Large customers (e.g. Walmart) are broad line retailers. While a portion of the transactions generated by iConsumer members may have the potential for meaningful disaggregation, the Company does not receive sufficiently granular data to make that judgment possible.

Approximately 8% of the Company’s transactions by revenue come from customers providing travel services (e.g. Expedia, Orbitz) in 2019. The balance of the Company’s customers serve essentially the same function to essentially the same online audience via the same channels under similar short term contracts via online retail sales.

We believe (and the Covid-19 pandemic is showing) that travel services may respond differently to changes in the economy or societal issues. In addition to the standard broad economic risks, the Company’s customers that provide travel and travel related services to our audience members are subject to an additional set of risks. A reduction in travel expenditures can occur, even if the broad economy’s health doesn’t change. Changes in fuel prices, terrorist threats, communicable diseases, and war are some of the factors that our audience members may take into account when booking travel.

On or about March 1, 2020 the Covid-19 pandemic began to significantly affect the Company’s business. Several major retailers (including Walmart and Macy’s) ended all of their marketing arrangements, including those arrangements with the Company. Travel related revenues effectively ended.

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 Performance Obligations

As an agent for the customer, the Company’s performance obligation to a customer is created and completely fulfilled simultaneously. Generally, the retailer has agreed to pay the Company a commission when an iConsumer member (a user) makes a purchase at the retailer. In rare instances, the retailer has agreed to pay the Company a fee for showing advertising to the Company’s members. The Company is generally not obligated to promote the customer to its members. However, if it does, and the member makes a purchase from the customer, the customer is obligated to compensate the Company. If the Company does elect to promote the customer to its members, it has simultaneously created and fulfilled its obligation. The Company is responsible, but not obligated, for advertising the availability of the retailers’ offerings and facilitating the navigation of the user to the retailers. The retailer is solely responsible for executing sales to its customers.

Principal vs. Agent

For purposes of ASC 606, the Company is an agent of the customer. As such, it only recognizes the commission revenue generated by the transaction.

Generally, the retailer has agreed to pay the Company a commission when an iConsumer member (a user) makes a purchase at the retailer. If the retailer has agreed to pay the Company for advertising services, the retailer will owe the Company money once the user has been shown the retailer’s advertisement. As of December 31, 2019 and December 31, 2018 there have been no material advertising revenues. The Company is responsible for advertising the availability of the retailers’ offerings and facilitating the navigation of the user to the retailers. The retailer is solely responsible for executing sales to its customers.

Timing

The Company recognizes revenue as of the date of the transaction between the customer and its customer (the member), assuming the Company believes that such a transaction has a low likelihood of being reversed by the customer. In the event that a transaction has characteristics that cause the Company to believe that it has a higher likelihood of being reversed by the customer, the Company will recognize revenue for that transaction after the commission payment for that transaction is received.

The retailer is responsible for reporting that purchase or other commissionable activity, and the pertinent details of that purchase, including transaction price and commission amount, to the Company, almost exclusively after the retailer has shipped goods or provided the service.

For advertising revenue (non-material at this time) the Company recognizes revenue on the date an advertisement was shown.

Payment is generally due and received within 90 days after the transaction occurs. If a user returns the goods or service, the retailer has the right to reverse the transaction. User returns, if they occur, are generally recognized in the same accounting period as they were originally recognized. The Company closes its books approximately 45 days after the period end, which allows it to capture those returns. In the Company’s judgment, there is no material time-based obligation or variable consideration remaining after the close of its books and subsequent financial statement reports.

Concentrations of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash and counter-party risk associated with the hedging of Bitcoin using futures. As of November 12, 2018 the Company ceased offering members the opportunity to earn rebates denominated in Bitcoin. The Company will place its cash and cash equivalents other than Bitcoin with financial institutions of high credit worthiness and has a policy to not carry a balance in excess of FDIC insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds or with whom it has deposits, and as such, it believes that any associated credit risk exposures are limited. The Company utilized the Chicago Board Options Exchange and the Chicago Mercantile Exchange to hedge Bitcoin exposure. Those exchanges manage counter-party risk as part of their futures contracts.

23

Concentration of Customer and Customer Credit Risk

The Company is exposed to concentration of customer risk. In 2019, it had one customer that represented over 15% of its revenues. In 2018, it had two customers that represented over 21% of its revenues. Should those customers stop doing business with the Company, the Company would be significantly adversely affected. Should those customers not pay the Company the monies owed to the Company, the Company would be significantly adversely affected. The impact of non-payment would be mitigated as the Company is not obligated to provide rebates to members if the Company does not get paid. In 2020, due to the impact of the Covid-19 pandemic, two of those customers stopped doing business with iConsumer.

Concentration of Member (User) Risk

The Company is exposed to concentration of member risk. In 2019, it had one member whose purchases generated approximately 13% of the Company’s revenues. In 2018, it had one member whose purchases generated approximately 11% of the Company’s revenues. Should those members stop shopping at stores via iConsumer, the Company would be significantly negatively impacted.

Significant Judgments

The Company implemented procedures in 2018 to identify transactions that do not meet its standards. Such transactions are not recognized as revenue until payment is received. These procedures utilize a combination of member transaction history, customer transaction history, customer payment history (at the transaction level), quality of customer reporting, aging of accounts receivable, and other characteristics to make this determination. As of December 31, 2018 and December 31, 2019, approximately $4,250 of transactions that may have been recognized as revenue under the procedures in place before July 1, 2018 are not being recognized and are not reflected on the financial statements dated December 31, 2018 or December 31, 2019. If and when the Company receives payment for those transactions, the Company will recognize the revenue on the then current financial statements.

The Company has no unfulfilled performance obligations to customers with regard to these transactions.

Cost of Revenue

During 2018, the Company did not frequently vary from its target of 40% cash or Bitcoin back. The Company reflects 100% of cash or Bitcoin back awards as Cost of Revenues. The Company recognizes 100% of the value of stock rebates earned directly as the result of a purchase to be Cost of Revenue. During 2019 the Company routinely varied its target of cash and stock rebates.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - "Expenses of Offering" with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholder’s equity upon the completion of the offering. The Company ceased making sales under its offering statement discussed in Note 6 in February, 2018 and resumed making offerings in June, 2018. It had a rescission offering that began and ended in 2018. It began another equity offering in June, 2018 which remained open as of December 31, 2019.

Income Taxes

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates that are expected to be effective when the benefits from the deferred tax assets are realized. At December 31, 2019, and December 31, 2018, the Company had deferred tax assets of approximately $790,000 and $650,000 respectively, related to net operating loss carryforwards (NOL). At December 31, 2019 the Company has not reflected any change in the deferred tax assets from prior periods. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOL’s before they expire, the Company has recorded a valuation allowance to reduce the net deferred tax asset to zero. The effective tax rate is different from the expected federal tax rate due to the valuation allowance and state income taxes.

24

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company did not have any material unrecognized tax benefit as of December 31, 2019 or December 31, 2018. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2019 and December 31, 2018 the Company recognized no interest or penalties.

The Company is required to file U.S. federal tax returns. The U.S. federal tax returns were not filed for the Company for the years 2010-2014, in violation of IRS regulations and federal statutes. The Company filed the returns for each of the years 2010-2014 during July 2015. The Company also filed its return for 2015. As each year incurred a net operating loss, no taxes were due when the returns were filed. However, $100 late filing penalties were assessed and paid for each year, other than 2015. The Company believes it is in compliance after filing these returns. The Company has filed its 2016, 2017, and 2018 tax returns. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject. The Company has filed for an extension to file U.S. federal tax returns for 2019.

Stock Distributable to Members

In January of 2017 the Company began to estimate and recognize the difference between the shares earned by and due to members that likely will be issued and transferred in the current year and shares earned that will likely be issued and transferred in a future period. Beginning in June of 2017 the Company clarified to members that a member may be charged a fee for such issuance and transfer. As of December 31, 2019, no member has been charged a fee.

As of May 11, 2017, the Company ceased issuing and transferring shares, because it filed a Form 1-Z to notify the closing of its offering, as required by FINRA, so that FINRA would issue the Company a ticker symbol. The Company subsequently withdrew the Form 1-Z. The offering statement remained qualified until February 13, 2018. Under SEC rules, an issuer that is offering securities on a continuous basis under Rule 251 of Regulation A must amend its offering statement annually to update the financial information in the offering circular and to reflect any other changes to its disclosure. The Company failed to amend its offering statement on a timely basis. The Company had begun offering members who earned stock awards prior to February 13, 2018 the opportunity to have their shares issued and transferred. No shares were issued or transferred between May 2017 and June 13, 2018. The Company’s Regulation A offering was qualified by the SEC on June 13, 2018, allowing it to offer, issue, and transfer shares for activity subsequent to June 13, 2018.

Had the Company made Stock awards between February 13, 2018 and May 23, 2018, they may not have been exempt from the registration or qualification requirements under federal securities laws, may have been issued in violation of federal securities laws and may be subject to rescission. The Company conducted a rescission offer to all members who may believe they had earned stock awards during that period. Two members took advantage of the rescission offer, tendering 1,824 shares. It had no material effect on 2018 results.

Reliance on Related Party

The Company currently has a software license and service agreement with a related party (see Note 5) and has the majority of its ordinary expenses paid by the related party under the terms of that agreement. As a result, the Company’s results of operations may not be indicative of the results that would have occurred if it operated independently.

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NOTE 3: STOCKHOLDERS’ EQUITY (DEFICIT)

As of the issuance date of these financial statements, 100,000,000 shares of Common Stock and 110,058,576 shares of Preferred Stock were issued and outstanding.

The Articles of Incorporation were Amended and Restated effective July 6, 2015. Among the revised provisions, the Company authorized 150,000,000 shares of Common Stock, par value $0.001 per share and reclassified "Class A Common Stock" to "Common Stock"; authorized 300,000,000 shares of Preferred Stock, par value $0.001 per share and reclassified "Class B Common Stock" to "Preferred Stock"; amended the power to authorize the number of authorized shares to be set by affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Company. The terms and preferences of these reclassified shares were revised where Common Stock, among other provisions, entitles holders to 10 votes for each share of Common Stock, subordinate dividend rights to Preferred Stock, and certain liquidation rights.

The Company filed a Certificate of Designations, Preferences, and Rights of Series A Non-Voting Preferred Stock of iConsumer Corp. (under Section 151 of the Delaware General Corporation Law) on July 6, 2015, designating 250,000,000 shares of Preferred Stock authorized under the Amended and Restated Certificate of Incorporation filed July 6, 2015 as Series A Non-Voting Preferred Stock ("Series A Preferred Stock"), par value $0.001. The Series A Preferred Stock was granted certain rights and preferences including dividend preference on declared and unpaid dividends and liquidation priority for the value paid for the Preferred Shares. The Series A Preferred Stock holders are not entitled to vote on any matters placed to a vote of the stockholders of the Company.

The Company entered into a recapitalization and exchange agreement effective July 6, 2015 with Robert Grosshandler. This agreement stipulated the terms of a tax-free reorganization pursuant to Internal Revenue Code section 368(a), where Robert Grosshandler transferred, assigned, delivered, and surrendered to the Company his pre-recapitalization shares and the Company issued post-recapitalization shares, among other pertinent terms. This exchange retired 1,000,000 Class A Common shares pre-recapitalization and issued 100,000,000 shares of Common Stock and 100,000,000 shares of Series A Non-Voting Preferred Stock, post recapitalization.

In preparation for the trading of its preferred stock on a market under the ticker symbol RWRDP, the Company concluded that certain provisions of the liquidation preference granted under the Certificate of Designations, Preferences, and Rights dated July 6, 2015 were unworkable, as the original issue price was not trackable through subsequent holders of the stock. On January 12, 2018 the Company amended the liquidation preference for the Series A Non-Voting Preferred Stock by consent of the holders of a majority of the Common and Series A Non-Voting Preferred Stock. The amendment reaffirmed that shareholders of record as of January 12, 2018 had a liquidation preference equal to the Original Issue Price of their shares and that subsequent holders of the stock will not have a liquidation preference.

Additionally, the amended language eliminated the liquidation preference for shareholders who acquire their shares subsequent to January 12, 2018.

NOTE 4: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is a business that commenced principal operations in June 2015 and began to generate meaningful revenue in 2016. It has sustained net losses of $506,841 and $424,600 for the years ended December 31, 2019 and December 31, 2018, respectively. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain capital financing from its majority stockholder and/or third parties, including through the Offerings described in Note 6. It plans to incur significant costs in pursuit of its Offerings. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.   The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

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NOTE 5: RELATED PARTIES

Prior to June 19, 2015, the Company was subject to a three-party oral agreement with iGive.com Holdings LLC (“iGive”) and Outsourced Site Services, LLC (“OSS”), both related parties under common control with shared ownership and management (referred to herein collectively as the “Related Parties”). This agreement stipulated that iConsumer Corp. maintain a website at iConsumer.com that directed traffic to iGive.com (owned and operated by iGive). It maintained that website in such a way as to maximize the traffic to iGive.com. In return, the Related Parties covered all of the costs of maintaining the iConsumer.com website. After launch of the full iConsumer website on June 19, 2015, a site that promotes the iConsumer Corp. planned business operations, this agreement ceased, and iConsumer. Corp. became responsible for its own costs or entering into a formal agreement with either or both of the Related Parties or others.

Effective May 1, 2015, the Company entered into a software license and services agreement (the “License Agreement”) with Outsourced Site Services, LLC (“OSS”), a related party. In accordance with the terms of the License Agreement, the Company’s operations are being run on technology licensed from OSS and OSS is providing the Company with certain support services, as defined in the License Agreement. The fee charged by OSS covers a wide range of services, the majority of which are traditionally reflected in costs of operation. For the year ending December 31, 2019, the fee was $35,558. For the year ending December 31, 2018 the fee was $34,226. The fee covers executive management, administration, accounting, internal technology support, customer support, product development, general marketing, and communications (marketing and non-marketing). Included in the fee is the care and feeding of retailers and intermediate network / technology providers, retailer recruitment, and similar activities. The fee does not cover legal fees incurred for such activities as SEC filings and other regulatory compliance.

For the use of these services and technology, the Company has agreed to pay OSS 20% of its gross revenue, as defined in the License Agreement. The License Agreement provides that in the event the Company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the Company will pay 5% of its gross revenues to OSS. Since OSS is under the common control of Robert Grosshandler, he will have the power to determine whether the Company will continue to be able to rely on the OSS license, and the price it pays for the license. The License Agreement has a term of 20 years. As a result of these agreements the Company’s results of operations may not be indicative of the results that would have occurred if it operated independently.

As of December 31, 2019 the Company owed $338,535 to the Related Parties for expenses paid on the Company's behalf since inception, compared to $268,489 owed as of December 31, 2018.

NOTE 6:  OFFERINGS

Subsequent to December 31, 2015, the Company began pursuing an offering (“Offering”).  The Offering called for the Company to offer for sale under Regulation A, $2,000,000 of its Series A Non-Voting Preferred Stock at a price of $.045 per share. Sales of these securities commenced on September 29, 2016, upon qualification of the Company’s offering statement by the SEC.  The offering was a continuous offering. It allowed for multiple closings.  The first closing occurred in December 2016, with net proceeds of $147,525, representing the investments of 19 individuals.  As of December 31, 2016, the Company had unfunded commitments for $7,000 which were paid in January 2017. The Company’s offering statement was amended, and on February 13, 2017 it was requalified by the SEC, to adjust the subscription agreement, and change the price per share from $.045 to $.09. The Company continued to sell shares for cash in the Offering through May 11, 2017.  The Company incurred costs of $15,751.

In order to seek quotation of the Series A Non-Voting Preferred stock on the OTCQB market, FINRA rules required the Company to cease issuing shares in the Offering in order to receive the FINRA approvals necessary to facilitate quotation of its stock. It ceased issuing shares under the offering statement on May 11, 2017.

FINRA issued the Company Series A Non-Voting Preferred stock the ticker symbol RWRDP in December 2017. The OTC markets subsequently began quoting RWRDP on the OTCQB market. In February 2018, the Depositary Trust Corporation made RWRDP DTC eligible, which allowed electronic quotation and trading. In March 2018 the first shares of RWRDP were traded on the OTCQB market.

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In January 2018 the Company filed an offering statement under Regulation A with the SEC (“Follow On Offering”). The Company proposed to offer for sale in the Follow On Offering $15,000,000 of its Series A Non-Voting Preferred Stock at a price of $0.15 per share. That offering was qualified by the SEC on June 13, 2018. That offering was requalified by the SEC on June 13, 2019. Subsequently, the price was increased o $.18 per share.

As part of its review of the Follow On Offering in March 2018, the SEC informed the Company that it believed that the Company’s stock award activities (see Note 10) subsequent to February 13, 2018 may not have been exempt from the registration or qualification requirements under federal securities laws and may be subject to rescission. The Company continues to believe that it has the right under the Stock Award program and its Terms of Service not to make awards under that program when there is not a qualified offering statement in effect, and that any award of shares that may have been recorded on a ledger was subject to those Terms. However, in light of the fact that it was in the interests of the Company to have a larger number of shareholders, the Company decided to treat shares relating to purchases after February 13, 2018 as being earned (subject to compliance with conditions such as the execution of a subscription agreement) and to offer a right of rescission to the holders of all such shares. On October 26, 2018 the Company’s rescission offer was qualified by the SEC. That offer expired on December 6, 2018. Two members took advantage of the offer, rescinding 1,824 shares and $48 in Bitcoin. The rescission offer had no material effect on the Company. The Company is awaiting completed documentation from the rescinding members to complete the transactions.

The Company’s Series A Non-Voting Preferred stock is quoted on the OTCQB market under the ticker symbol RWRDP. There is very little liquidity for RWRDP. The Company cannot guarantee that its securities will ever be tradeable on an exchange or have any substantial liquidity.  These financial statements should not be relied upon as a basis for determining the terms of an offering as this information may not be current or accurate relative to the final terms of the offering.

The Company began pursuing a private placement of $2,000,0000 of convertible debt in June 2017. The Company had received $154,721 of the private placement as of December 31, 2017 and an additional $13,000 as of December 31, 2018. The debt has a term of three years, accrues interest at rates ranging from 8% - 12%, and requires interest only payments in years two and three. The debt is convertible into Series A Preferred Non-Voting stock at a price of $.075 per share at the option of the holder. This offering utilizes Regulation D 506(c) and is open to accredited investors only.

NOTE 7: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 8: SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 29, 2020 the date the financial statements were available to be issued.

The Covid-19 pandemic began to seriously affect the Company’s business in the first quarter of 2020. The Company expects the effect of the pandemic to continue for the foreseeable future. The Company is experiencing serious reduction (to near zero) in its revenues from travel related customers. The Company has lost customers (including, but not limited to, Walmart and Macy’s). The uncertainty surrounding the future economic health of the world’s economy has eliminated the ability to forecast revenue, member acquisition, and related expenses.

The Company has, or will, apply for various pandemic-related loans and grants offered by the U.S government. The Company does not expect that, if it receives any such loans or grants, they will be sufficient to allow “business as usual”.

The Company has taken steps to reduce expenses. The Company has notified its contractors that they will be subject to elimination or compensation reduction.

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As a response to the fundamental change in online shopping behavior being evidenced during the pandemic, in April, 2020 the Company began to offer “maximum cash back” as part of its “Pandemic Pivot”. It began rewarding members with 95% of its commission revenue in addition to continue rewarding members with equity. The Company estimates that it must increase its revenues twenty-fold to generate the same level of gross profit as was generated immediately prior to the pivot. The Company is experiencing significantly increased new member acquisition rates.

The Company believes a gross profit margin of 5% is unsustainable in the long term.

Further unpredictable negative effects of the pandemic are uncertain. The Company may not be able to survive the downturn in its business caused by the pandemic and its related effects.

NOTE 9: GOVERNANCE

On July 6, 2015 the Company revised the Articles of Incorporation. The Company also ratified Bylaws formalizing the governance policies and procedures for the Company effective July 6, 2015.

On July 6, 2015 by an Action by Joint Written Consent of Sole Director and Sole Stockholder, the Company elected Robert Grosshandler to serve as a member of the Board of Directors and as an Officer of the Company in the capacity of Chief Executive Officer, President, and Secretary. It also set the number of directors of the Company at one, established an Audit Committee of the Company naming Robert Grosshandler as the sole member of such, set the fiscal year as the calendar year, and other actions.

NOTE 10: EQUITY REWARD MARKETING PROGRAM - PROSPECTIVE DILUTION AND OTHER EFFECTS

The Company, in order to attract members, is offering members and others the opportunity to earn equity in the Company as a reward or additional reward for certain activities.  This equity may be earned in exchange for, amongst other activities, becoming a member, recruiting other members, and utilizing the Company’s services to earn rebates on purchases at participating retailers.

Through its offerings (see Note 6), the equity earned is Series A Non-Voting Preferred Stock.  The Company will not receive cash for any such equity earned.  The Company valued this equity at $.045 per share through February 13, 2017. This valuation is the per share price ($.045) received in the Offering. Subsequent to February 13, 2017, the Company valued this equity at $.09 per share. This valuation is the per share price ($.09) received in the amended Offering beginning February 13, 2017. Subsequent to June 13, 2018, the Company valued this equity at $.15 per share, pursuant to the Offering qualified by the SEC on that date. Subsequent to August 1, 2019 the Company valued this equity at $.18 per share. The valuation will be adjusted from time to time to reflect the price in the then current offering. Equity distributed under this program will be dilutive to existing shareholders.  If this marketing program is successful, the Company anticipates that significant dilution may result.

There are still significant hurdles to overcome to make this marketing program commercially reasonable and enable it to stay compliant with appropriate regulations, including but not limited to, state Blue Sky laws.

As of December 31, 2019 the Company had issued and transferred 5,367,244 shares of Preferred Stock equity under this marketing program to 2,669 members, who thus became shareholders. The Company recognized a portion of the cost of this program as a marketing expense and the balance as a cost of revenues.  It recognized a total of $271,784 in 2019 to reflect this expense, compared to a total of $270,087 in 2018.

As of December 31, 2019, approximately 51,000 members were due 14,940,607 additional shares under this program, but the Company had not yet issued and transferred these shares to its members. Until issued and transferred, the member may forfeit these shares for a variety of reasons, which include, but are not limited to, purchase returns and account inactivity. The Company will issue and transfer these shares upon receiving an executed subscription agreement, appropriate fees, and appropriate shareholder identification.

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Item 8. Exhibits

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Amended and Restated Certificate of Incorporation (1)
2.2	First Amendment to Amended and Restated Certificate of Incorporation (9)
2.3	Bylaws (2)
3.1	Certificate of Designations (3)
4	Form of Subscription Agreement (10)
6.1	Amended and Restated Software Licenses and Services Agreement with Outsourced Site Services, LLC dated May 25, 2016 (4)
6.2	2016 Equity Incentive Plan (5)
6.3	Form of Broker-Dealer Services Agreement with FundAmerica Securities LLC (6)
7	Recapitalization and Exchange Agreement dated July 6, 2015 (7)
8	Form of Escrow Agreement (8)

(1) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000164460015000006/exhibit2-1.htm

(2) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000164460015000006/iconsumercorp-bylaws.htm

(3) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000164460015000006/exhibit3-1.htm

(4) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000164460016000165/osslic.htm

(5) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000165495417000348/icon_ex6.htm

(6) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000164460016000165/bdserv.htm

(7) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000164460015000006/recapagreement.htm

(8) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10480) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000165495417000348/icon_ex8.htm

(9) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10795) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000165495418000778/icc_ex22.htm

(10) Filed as an exhibit to the iConsumer Corp. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10795) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1652350/000114420418013698/tv487843_ex4.htm

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois, on April 29, 2020.

iConsumer Corp..
/s/ Robert Grosshandler
By Robert Grosshandler,
principal executive officer of iConsumer Corp

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

/s/ Robert N. Grosshandler
Robert N. Grosshandler, principal executive officer, principal financial officer, principal accounting officer and Sole Director

Date: April 29, 2020

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